UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  05/02/2005

CELLSTAR CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-22972

Delaware	75-2479727
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1730 Briercroft Court, Carrollton, Texas 75006
(Address of Principal Executive Offices, Including Zip Code)

(972)466-5000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On May 2, 2005, CellStar Corporation (the "Company"), CellStar, Ltd. (the Company's subsidiary, referred to as "Employer") and Robert A. Kaiser executed the First Amendment to Amended and Restated Employment Agreement (the "Amendment"). Pursuant to the Amendment, Mr. Kaiser is now responsible for the Company's operations in the Asia-Pacific Region, as well as the Company's North American and Latin American operations. The Agreement provides that Mr. Kaiser will earn a base salary of $650,000, which may be increased in accordance with the policies of the Company and Employer. Mr. Kaiser will also be eligible for a target incentive payment of 50% of his base salary for the 2005 fiscal year. Mr. Kaiser will be entitled to receive half of the incentive payment for the 2005 fiscal year approved by the Company's Board of Directors if the Company files with the Securities and Exchange Commission both its Annual Report on Form 10-K for the 2004 fiscal year and its Quarterly Report on Form 10-Q for the first quarter of 2005, which payment shall be made at the time provided in the incentive plan for the 2005 fiscal year. In addition, Mr. Kaiser received a grant of 142,025 shares of restricted stock in tandem with the same number of stock appreciation rights pursuant to the terms and conditions of the CellStar Corporation 2003 Long-Term Incentive Plan and a related award agreement, which shall vest in thirds over a three-year period.

Item 9.01.    Financial Statements and Exhibits

(c)   Exhibits

99.1 First Amendment to Amended and Restated Employment Agreement by and among CellStar, Ltd., CellStar Corporation and Robert Kaiser.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

CELLSTAR CORPORATION

Date: May 06, 2005.	By:	/s/ Elaine Flud Rodriguez
Elaine Flud Rodriguez
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	First Amendment to Amended and Restated Employment Agreement by and among CellStar, Ltd., CellStar Corporation and Robert Kaiser.